Exhibit 10.29

[PROVIDENCE SERVICE CORPORATION LETTERHEAD]

Date: September 21, 2015

Dear Mr. Matt Umscheid,

We are pleased to extend an offer of employment to you for the position of Senior Vice President of Strategic Services. The position reports to the Chief Executive Officer. As a new employee of Providence Service Corporation you will become an important part of the company dedicated to the delivery of innovative an exceptional service to our customers. The following outlines our employment offer to you:

Hire Date:	November 2, 2015

Status:	Full-Time, Exempt

Bi-Weekly Salary:	$13,461.54

Short-Term Bonus:
You shall be entitled to payment of a Short-Term Bonus in the amount of seventy-five percent (75%) of Base Salary (the “Term Bonus”) upon the achievement by Providence of one hundred (100%) of its budgeted EBITDA performance and acceptable performance by the Employee, in each case as determined by Providence’s Board of Directors (the “Board”) or Providence’s Compensation Committee of the Board, subject to the discretion of the Board or a committee thereof to take into account or disregard extraordinary events. The Term Bonus shall be payable promptly following the completion and filing of the Providence’s annual audited financial statements for the calendar year, and Employee’s rights to receive the Term Bonus shall be contingent upon being employed by Providence or any of its affiliates on the date the payment of the Term Bonus is made, except as otherwise expressly provided. The 2016 Short-term bonus has not been determined, but your bonus opportunity will be consistent with Providence’s senior executives.

Long-Term Incentive:
You will be eligible to participate in our Long-Term Incentive Plan (LTIP) at 10% of the Holdco pool. This plan is offered to select leaders who have been identified as key to the company’s long-term growth and success.

Executive Benefits:	You will be entitled to life insurance benefits consistent with our executive team. Plus, our long term disability gap coverage.

Bonus:	$5,000 to cover transitional employment expenses.

Providence provides for a variety of benefits to eligible employees, including: health, dental and vision, life insurance, company-sponsored 401(k) plan, paid vacation and sick time as well as paid holidays. The eligibility for these benefits is outlined in our Employee Handbook. You are required to read this handbook during your initial orientation period and sign and return the Acknowledgement form.

Eligibility for participation in our company’s 401(k) Retirement Plan begins on the first day of the month, after two full months of continuous employment for your “hire date.” On the eligibility date, you are automatically enrolled at 3% of your earnings and the company with match your contribution as described in the Employee Handbook. If you do not want to participate in the 401(k) plan, you must elect to not participate in the 401(k) plan by going on-line or calling the toll free number during your first
2 months of employment, otherwise you will be automatically enrolled at 3% of your income. You are able to change your contribution percentage or waive/decline on-line or by telephone. GO to: www.mykplan.com or call 1-888-822-9238.

This employment offer is contingent upon satisfactory background, academic and reference checks. The Providence Service Corporation reserves the right to rescind this employment offer (or your employment if you are already working here), if the results of any of these checks are not satisfactory.

Your signature below will indicate your acceptance of the position offered. We look forward to your contributions in delivering innovative human services. Please return a signed copy of this employment offer letter. Welcome aboard!

Sincerely,

/s/ James Lindstrom
James Lindstrom
President and CEO

I accept this employment offer with the terms stated above. I understand I am employed at will by Providence Service Corporation. I may resign at any time, for any reason; and may be separated from my employment by Providence Service Corporation at any time, for any reason, except those prohibited by law, with or without notice. Any modification or alteration of the at will term of your employment can only be made in writing and signed by you and the current CEO of Providence Service Corporation

/s/ Matthew Umscheid	September 21, 2015

Employee Signature	Date

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